Exhibit 23    Consents of Independent Public Accountants

G. BRAD BECKSTEAD
Certified Public Accountant
                                                330 E. Warm Springs
                                                Las Vegas, NV 89119
                                                       702.528.1984
                                                425.928.2877 (efax)





November 14, 2001


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of November 14, 2001, on the Consolidated Financial Statements of Media and Entertainment.com, Inc. for the three months and nine months ending September 30, 2001, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/G. Brad Beckstead, CPA
----------------------------
G. Brad Beckstead, CPA